AMENDED AND RESTATED EMPLOYMENT AGREEMENT

between

NATURAL GAS SERVICES GROUP, INC.

and

STEPHEN C. TAYLOR

Dated as of April 27, 2015

AMENDED and RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED and RESTATED AGREEMENT (the “Agreement”), dated as of April 27, 2015, is entered into by and between Natural Gas Services Group, Inc., a Colorado corporation (the “Company”), and STEPHEN C. TAYLOR, an individual (the “Executive”). This Agreement shall be effective as of the date of this agreement.

W I T N E S S E T H:

WHEREAS, the Executive has been employed by the Company since January 13, 2005, and presently serves as President, Chief Executive Officer and Chairman of the Board pursuant to an Employment Agreement dated October 23, 2013 (the “Previous Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Agreement to revise certain provisions relating to a change of control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1. Employment. During the Term (as defined in Section 4 below), the Company shall employ the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. Upon the proper execution of this Agreement, the Previous Agreement shall be automatically terminated.

2. Executive’s Duties. The Executive shall be employed on a full-time basis. Throughout the Term, the Executive will use the Executive’s reasonable best efforts and due diligence to assist the Company in achieving optimal operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation. The Executive shall also devote all of Executive’s working time, attention and energies to the performance of Executive’s duties and responsibilities under this Agreement.

2.1 Specific Duties. During the Term, the Executive shall serve as President, Chief Executive

Officer and Chairman of the Board of the Company. In such capacity, the Executive shall have such duties, functions, responsibilities, and authority customarily appertaining to the position of president, chief executive officer and chairman of the board of a publicly held and listed corporation; subject, however, to applicable restrictions imposed by the bylaws of the Company and to the directives of the Board of Directors of the Company or its Committees; with any directives of the Board of Directors or its Committees being congruent with the aforementioned position and duties.

2.2 Rules and Regulations. The Company has issued various policies and procedures applicable to employees and the Executive including the Company's Employee Manual which sets forth the general human resources policies of the Company and addresses frequently asked questions regarding the Company. The Executive agrees to comply with such written policies and procedures except to the extent inconsistent with this Agreement or applicable law. Such policies and procedures may be changed or adopted in the sole discretion of the Company by advance written notice to the Executive, provided that, to the extent any such policies directly conflict with the terms of this Agreement, the terms of this Agreement shall govern.

3. Executive’s Compensation. The Company agrees to compensate the Executive during the Term as follows:

3.1 Base Salary. A base salary (the “Base Salary”), at the initial annual rate of not less than Four Hundred Fifty Nine Thousand Two Hundred Fifty Dollars ($459,250.00), will be paid to the Executive in regular installments in accordance with the Company’s designated payroll schedule. The Base Salary shall be reviewed annually in January of each year, and may be increased in the discretion of, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), based on market trends, Company performance, Executive performance and such other considerations as may be deemed relevant by the Compensation Committee. Any such increased base salary shall be considered “Base Salary” for all purposes under this Agreement.

3.2 Bonus. In addition to the Base Salary described in paragraph 3.1 of this Agreement, the Executive shall be eligible for an annual bonus for each fiscal year during the Term on the same basis as other executive officers under the Company’s Annual Incentive Bonus Plan or the then current incentive plan which shall be payable in accordance with the terms of such plan; provided that the Executive’s annual bonus opportunity payable at achievement of “target” levels shall be at least ninety percent (90%) of Base Salary for 2013 and at least one hundred percent (100%) thereafter. Other bonus-earning levels, such as ‘threshold’ or ‘stretch’ levels, as well as any discretionary awards, may be established by the Board of Directors. The performance metrics, weighting and thresholds for each annual bonus opportunity shall be determined by the Company’s Board of Directors or Compensation Committee in good faith following consultation with the Executive.

3.3 Equity Compensation. The Company shall award the Executive a restricted stock award or equivalently valued and equally liquid equity awards in January of each year with an aggregate minimum value equal to at least 175% of the Executive's Base Salary, subject to one-year vesting terms and other standard terms which shall be established by the Compensation Committee taking into account the performance of the Company, the Executive and industry norms.

3.4 Benefits. The Executive shall, during the Term, be eligible to participate in such insurance,

medical and other employee benefit plans, whether now in place or that may be implemented from time to time in the future, including, but not limited to, retirement, and/or 401(k) plans, of the Company which may be in effect, from time to time, to the extent such plans are then generally available to all employees or to senior management employees of the Company, with the following considerations:

(a)    The Company shall pay all monthly premiums for any health insurance plans, including but not limited to disability, dental and vision plans, and similar benefit plans in which the Executive chooses to participate, provided that said plans are available through the Company as a customary employee benefit.

(b)    The Company shall pay premiums for comprehensive term life insurance for the Executive in coverage amounts equal to three (3) times his annual base salary.

(c)    The Company shall pay all costs, fees (professional or otherwise), tests, prescriptions, hospital charges and any other expenses incurred to cover the total cost of a comprehensive annual physical examination for the Executive.

(d)    Director’s and Officer’s Liability Insurance. The Company shall provide the Executive with comprehensive liability insurance coverage in sufficient amounts relative to his duties as the President, Chief Executive Officer and Chairman of the Board of a publicly-held and listed company.

(e)    Professional Organization Dues. During the Term, the Company shall pay the initiation fees and periodic dues for membership in any professional organizations in which the Executive is as of the date of this Agreement a member or may become a member, and the Company shall pay all charges and expenses, including reasonable travel expenses, incurred by the Executive in connection with membership in such organizations.

(f)    Company Vehicle. The Company shall provide a vehicle of the Executive’s choice for the Executive to use in connection with his employment obligations with the Company (the value of any such vehicle shall be approved by the Compensation Committee of the Board of Directors of the Company). The Executive shall be able to use the vehicle for personal use.

(g)    Vacations. The Executive shall be entitled to six (6) weeks of vacation each calendar year, with pay.

(h)    Expenses. The Executive will be reimbursed for reasonable expenses incurred in the performance of his duties and services hereunder and in furtherance of the business of the Company upon presentation by the Executive of an itemized account, accompanied by appropriate receipts satisfactory to the Company.

4. Term. The term of Executive’s employment under the provisions of this Agreement shall be for a three year term commencing on the Effective Date; provided, however that the employment period hereunder shall automatically be extended on a monthly basis on the last day of each month so that the term of this Agreement will always be three years unless written notice of nonrenewal (a “Notice of Nonrenewal”) is given by the Company in which case this Agreement shall end three years from the date of that written notice of nonrenewal (the “Term”), unless terminated earlier under Section 5 of this Agreement.

5. Termination. This Agreement will continue in effect until the expiration of the Term stated in

Section 4 of this Agreement unless earlier terminated pursuant to this Section 5.

5.1 Early Termination by Company. The Executive’s employment under this Agreement may be terminated prior to the expiration of the Term by the Company under the following circumstances:

5.1.1 Termination without Cause. The Company may terminate the Executive’s employment without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than thirty (30) business days after the date of such notice.

5.1.2 Termination for Cause. The Company may terminate the employment of the Executive hereunder at any time for Cause (as hereinafter defined) (such a termination being referred to in this Agreement as a “Termination for Cause”) by giving the Executive written notice of such termination. As used in this Agreement, “Cause” means:

(i) the Executive's conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company or subsidiaries, if any (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct;

(ii) malfeasance in the conduct of the Executive’s duties, including, but not limited to, (1) willful, intentional and material misuse or diversion of the Company's or subsidiaries’ funds, if any, (2) embezzlement, or (3) fraudulent, willful and material misrepresentations or concealments on any written reports submitted to the Company or subsidiaries, if any,

(iii) material failure to perform the duties of the Executive’s employment or material failure to follow or comply with the reasonable and lawful written directives of the Board of Directors of the Company, provided, however, that the Executive shall have been informed, in writing, of such material failure and given a period of not more than 60 days to remedy or commence remedy of same; or

(iv) a material breach by the Executive of the provisions of this Agreement provided, however, that the Executive shall have been informed, in writing, of such material breach and given a period of not more than 60 days to remedy or commence remedy of same.

5.2 Termination by Executive. The Executive’s employment under this Agreement may be terminated prior to the expiration of the Term by the Executive under the following circumstances:

5.2.1 Termination by the Executive for Good Reason. The Executive may terminate employment with the Company for “Good Reason” and such termination will not be a breach of this Agreement by Executive. For purposes of this Agreement, Good Reason shall mean the occurrence of one of the events set forth below:

(i) a material diminution in the Executive’s duties, control, authority, status or position, or the assignment to the Executive of duties or responsibilities which are inconsistent with such status or position, or a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Company’s Board of Directors, or a diminution in the duties and responsibilities previously exercised by the Executive, or a loss of title, loss of office, loss of authority, power or control, or any removal of the Executive from, or any failure to reappoint or reelect him to, such positions, except in connection with the termination of his employment by the Company for Cause;

(ii) a material reduction in the Executive’s Base Salary, or target or maximum amount of the Executive’s annual bonus opportunity (it being understood that a 5% reduction or more in either Base Salary or the target or maximum amount of Executive’s annual bonus opportunity will be considered material for this purpose);

(iii) a material breach by the Company of this Agreement or any other material agreement between the Executive and the Company; or

(iv) a relocation of more than fifty (50) miles of the Executive’s principal office with the Company or its successor; and

in connection with a termination due to Change of Control (as defined Section 5.2.4, the following provisions shall also constitute “Good Reason” events:

(v) a material diminution in the Executive’s duties, control, authority, status or position, or the assignment to the Executive of duties or responsibilities which are inconsistent with such status or position; or a requirement that the Executive report to a corporate officer or employee instead of reporting directly to successor board of directors of which fewer than half of the members were directors of the Company immediately prior to the change in control; or a diminution in the duties, responsibilities and authority of the Executive so as to be inconsistent with Executive's circumstances immediately prior to the Change of Control; or a loss of title, loss of office, loss of authority, power or control, or any removal of the Executive from, or any failure to reappoint or reelect him to, such positions, except in connection with the termination of his employment by the Company or its successor for Cause;

(vi) the failure of the Company or its successor to continue in effect any plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternate plan) has been made with respect to any such plan, or the failure by the Company or its successor to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not less favorable, both in terms of the amount or timing of payment of benefits provided; and

(vii) a material breach by the Company or its successor of this Agreement or any other material agreement between the Executive and the Company.
Notwithstanding the foregoing, the Executive will not be deemed to have terminated for Good Reason unless (A) the Executive provides written notice to the Company of the existence of one of the conditions described above within ninety (90) days after the Executive has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice, (C) the Executive provides a notice of termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition specifying an effective date for the Executive’s termination, and (D) the effective date of the Executive’s termination of employment is within one hundred twenty (120) days after the Executive provides written notice to the Company of the existence of the condition referred to in clause (A). All timeframes may be extended upon mutual written agreement between Company and Executive.

5.2.2 Termination by Executive without Good Reason. The Executive may voluntarily terminate employment under this Agreement without Good Reason by the service of written notice of such termination to the Company specifying an effective date of termination no sooner than sixty (60) days after the date of such notice. The Company reserves the right to end the employment relationship at any time after the date such notice is given to the Company and to pay Executive through the date of termination.

5.2.3 Retirement by Executive. The Executive may voluntarily terminate this Agreement upon Retirement. As used in this Agreement, “Retirement” shall have the same meaning as such term is used in the Company's 2009 Restricted Stock/Unit Plan, which, with respect to employees, means termination of the Executive’s employment in accordance with the Company’s retirement policies, as in effect from time to time, if on the date of such termination (A) the Executive is at least 55 years old and his continued service has extended for at least five years, and (B) the number of full years in the Executive’s age and his number of full years of continued service total at least 65. By way of illustration, if the Executive terminates his employment in accordance with the Company’s retirement policies on his 63rd birthday after six years of continued service, the Executive’s total would be 69 and his termination would be treated as a retirement; if the Executive’s continued service had extended for only four years, his total would be 67 but the termination would not be treated as a Retirement since he would not have met the minimum of five years of continued service.

5.2.4 Termination Following a Change of Control. If within two years following the occurrence of a Change in Control (as defined below) the Executive's employment by the Company is terminated either by the Company other than for Cause, death, or Disability, or by the Employee for Good Reason, the Executive will be entitled to the severance and benefits set forth in 5.5.1.

For purposes of this Agreement, the term "Change of Control" shall mean:
(A)   Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) that becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty percent (30%) of the total voting power represented by the Company's then-outstanding voting securities (provided however, a sale to underwriters in connection with a public offering of the Company's securities pursuant to a firm commitment by the underwriters to purchase the securities offered shall not be a Change of Control);
(B)  The consummation of the sale or disposition by the Company of 50% or more of the Company's assets;
(C)  The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than seventy percent (70%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(D)  The Incumbent Board (as defined below) ceases for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date whose election by the Board was approved by a vote of at least a majority (51% or greater) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest or appointment with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board and also excluding, for this purpose, any such individual that was not originally identified, vetted and recommended by the Nominating Committee of the Board in accordance with their normal nominating process.  For purposes of this Agreement, the term “Incumbent Board” means individuals who, as of the date of this Agreement, constitute the Board of Directors.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.  In addition and notwithstanding the foregoing, with respect to a compensation amount or award that is (i) subject to Section 409A and (ii) a Change of Control would accelerate the timing of payment thereunder, the term "Change of Control" shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A and the authoritative guidance issued thereunder, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A as determined by the Committee.

5.3 Termination upon Death. This Agreement shall be automatically terminated upon the death of the Executive.

5.4 Disability. If the Executive suffers from a physical or mental condition which in the reasonable judgment of a physician selected by the Company (and reasonably acceptable to the Executive or his legal representative) prevents the Executive from being able to substantially perform the duties specified herein for a period of six (6) consecutive months, the Executive may be terminated by the Company. “Disability” shall mean any physical or mental impairment which qualifies a participant for disability benefits under any disability insurance policy maintained by the Company covering the Executive or, if no such policy applies, then a disability which meets either of the following definitions: (A) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) any physical or mental impairment which would be determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

5.5 Obligations of the Company upon Termination.

5.5.1 Termination without Cause; Good Reason; Change of Control; Death; Disability. Except for a termination under Section 5.5.4, in the event the Executive’s employment is terminated (a) without Cause under Section 5.1.1, (b) for Good Reason under Section 5.2.1, (c) in connection with a Change of Control under Section 5.2.4, (d) due to death under Section 5.3 or (e) due to disability under Section 5.4, the Executive will receive as termination compensation the following (lump sum amounts shall be paid within thirty (30) days of the date of termination and payments shall be subject to applicable payroll withholding):

(i) a single lump sum cash payment equal to 300% of the Executive’s Base Salary;

(ii) all stock options, restricted stock and/or equity awards of any kind, whether for common stock, preferred stock, warrants or any other securities of the Company, held or due and owing to the Executive, shall immediately vest 100% to the Executive on the date of termination;

(iii) the COBRA eligible health care insurance benefits (e.g., health, dental and vision) being provided by the Company to the Executive on the date of the Executive’s termination of employment shall continue in place at no cost to the Executive during the COBRA Benefit Period. The “COBRA Benefit Period” means the period of time after such termination during which COBRA benefits are available to the Executive as of the date of the Executive’s termination as set forth in the Company’s health care plan. The Executive shall be responsible for applying for the COBRA eligible health care insurance benefit, paying for the same and submitting evidence of such premium costs to the Company for reimbursement during the COBRA Benefit Period. The Company shall reimburse the Executive for such premiums within 15 days of receipt of evidence of the payment of the premium costs to the Company. In the event that COBRA benefits for the Executive expire or are no longer available at any time during the thirty-six (36) month period after Executive 's date of termination, Company shall reimburse Executive for the cost of obtaining equivalent health care coverage and benefits;

(iv) the Executive shall be entitled to receive any individual bonuses or individual incentive compensation not yet paid but due and owing to the Executive under the Company’s benefits or compensation plans up to the date of the Executive’s termination of employment, including but not limited to any accrued vacation time, which amounts shall be paid to the Executive in a single lump sum cash payment;

(v) a single lump sum cash payment equal to 300% of the Bonus amount referenced in Section 3.2 for the year in which the termination occurred, which bonus shall be calculated as if the Executive had remained employed by the Company during that period and earned at the maximum award level;

(vi) the Executive shall be entitled to and/or shall immediately vest 100% in any and all other compensation plans, deferred salary and/or deferred bonus plans, 401(k) plans, bonus plans and/or incentive plans, including any owed or due and owing, that the Executive participated in or contributed to at the date of the Executive’s termination of Employment but that is not covered by (ii) through (v) preceding; and

(vii) the Company will continue to pay premiums for any term life insurance policy in existence as of the termination date for a period of thirty-six (36) months after the termination date (subject to the policy expiring pursuant to its terms prior to the expiration of the thirty-six month period.)

5.5.2 Termination by Executive without Good Reason or by the Company for Cause. In the event the Executive’s employment is terminated for Cause under Section 5.1.2 or the Executive voluntarily resigns (other than by Retirement) without Good Reason under Section 5.2.2, the Executive shall be entitled to (a) his Base Salary through his final date of active employment which shall be payable in lump sum within 30 days of the date of termination and payment of any other amounts which have been earned but not yet paid as of the date of termination, (b) any amounts owed under Section 5.5.1(iv), (c) receipt of any and all vested benefits, including but not limited to restricted stock, stock options, 401(k) plans and all deferred compensation plans, deferred salary, bonus plans and/or incentive plans and (d) reimbursement of proper expenses under Section 3.4(h) which were incurred prior to the date of termination but remain unreimbursed as of such date. Executive shall not be entitled to any other severance benefits except as expressly set forth in this Section 5.5.2. Payments shall be subject to applicable payroll withholding.

5.5.3 Termination due to Retirement. In the event the Executive’s employment is terminated due to Retirement, the Executive shall be entitled to (a) his Base Salary through his final date of active employment which shall be payable in lump sum within 30 days of the date of retirement and payment of any other amounts which have been earned but not yet paid as of the date of retirement (b) any amounts owed under Section 5.5.1(iv), (c) the vesting benefits set forth in Section 5.5.1(ii) and 5.5.1(vi), and (d) reimbursement of proper expenses under Section 3.4(h) which were incurred prior to the date of termination but remain unreimbursed as of such date. Executive shall not be entitled to any other retirement benefits except as expressly set forth in this Section 5.5.3. Payments shall be subject to applicable payroll withholding.

5.5.4 Termination due to Nonrenewal after Tenth Anniversary. In the event the Company delivers to the Executive a Notice of Nonrenewal after the tenth anniversary date of this Agreement and:

(A) the Executive’s employment is automatically terminated upon the expiration of the remaining three year term, the Executive shall be entitled to (a) his Base Salary through his final date of active employment which shall be payable in lump sum within 30 days of the date of termination (b) any amounts owed under Section 5.5.1(iv), (c) the vesting benefits set forth in Section 5.5.1(ii) and 5.5.1(vi), and (d) reimbursement of proper expenses under Section 3.4(h) which were incurred prior to the date of termination but remain unreimbursed as of such date. Payments shall be subject to applicable payroll withholding. Executive shall not be entitled to any other severance benefits except as expressly set forth in this Section 5.5.4; or

(B) the Executive’s employment is terminated prior to the expiration of the remaining three year term, unless said termination is due to Cause or Voluntary Resignation (in which case Section 5.5.2 shall apply), or Retirement (in which case Section 5.5.3 shall apply), the Executive shall be entitled to (a) his Base Salary at the time of termination for the remainder of his three year term which shall be payable in lump sum within 30 days of the date of retirement; (b) a single lump sum cash payment equal to 100% of the Bonus amount referenced in Section 3.2 for each full year (if any) remaining in the three year term, plus a pro-rata portion of such Bonus for any partial remaining year in the three year term; (c) any amounts owed under Section 5.5.1(iv); (d) the vesting benefits set forth in Section 5.5.1(ii) and 5.5.1(vi), (e) continuation of benefits in 5.5.1(iii) and 5.5.1 (vii) for the remainder of the three year term ( to be reimbursed to Executive as the expense is incurred) and (f) reimbursement of proper expenses under Section 3.4(h) which were incurred prior to the date of termination but remain unreimbursed as of such date. Payments shall be subject to applicable payroll withholding. Executive shall not be entitled to any other severance benefits except as expressly set forth in this Section 5.5.4.

5.5.5 Requirements to Receive Severance or Retirement Benefits. The right to the foregoing termination compensation described under this Section 5.5 is subject to both the Executive’s execution and non-revocation of a severance agreement and release substantially in the form attached to this Agreement as Exhibit A (a “Severance Agreement”) within thirty (30) days following the Termination Date (provided that, if such thirty (30) day period begins and ends in different calendar years, such termination compensation shall be paid or vested in the later taxable year), and the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.

6. Business Opportunities and Intellectual Property; Personal Investments; Covenant not to Compete; Confidentiality. The Executive acknowledges that in the course of his employment by the Company and performance of services on behalf of the Company he will become privy to various business opportunities, economic and trade secrets and relationships of the Company. Therefore, in consideration of this Agreement and the consummation of the Transaction, the Executive hereby agrees as provided below in this Section 6.

6.1 Business Opportunities and Intellectual Property. The Executive:

6.1.1 shall promptly disclose to the Company those business opportunities relating to manufacturing, fabricating, selling, leasing and the maintenance of natural gas compressors or the design and manufacture of natural gas flare systems, components and ignition systems developed by the Executive during the Term, or originated by any third party and brought to the attention of the Executive during the Term, together with information relating thereto (herein collectively called "Business Opportunities");

6.1.2 shall promptly disclose to the Company any ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements, whether or not patentable or copyrightable (all of the foregoing being hereinafter collectively called "Intellectual Property"), which the Executive discovers, conceives, invents, creates or develops, alone or with others, during the Term, if such discovery, conception, invention, creation or development (A) occurs in the course of the Executive’s employment with the Company, or (B) occurs with the use of any of the Company’s time, materials or facilities, or (C) in the opinion of the Board of Directors of the Company, relates or pertains in any way to the Company’s purposes, activities or affairs that are consistent with the Business Opportunities described in Section 6.1.1;

6.1.3 hereby assigns and agrees to assign to the Company and its successors, assigns or designees, all of the Executive’s right, title and interest in and to all Business Opportunities and Intellectual Property that the Executive is obligated to disclose to the Company pursuant hereto; and

6.1.4 acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company and accordingly agrees that the Executive will not (directly or indirectly through any family members), unless approved by the Board of Directors, permit any of his controlled affiliates to, (A) invest or otherwise participate alongside the Company in any Business Opportunities, (B) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether the Company ultimately participates in such business or activity, or (C) use for any purpose other than on behalf of the Company, any information pertaining to Business Opportunities.

6.2 Personal Investments. Executive agrees that during the Term, the Executive (whether in his own name or in the name of any family members or made by the Executive's controlled affiliates) will not make any investments with or in any person or entity (other than the Company) which relates to the business of manufacturing, fabricating, selling, leasing and the maintenance of natural gas compressors or natural gas flare systems, components and ignition systems.

6.3 Confidentiality Obligations. The Executive agrees that during the Term and the Noncompetition Period, the Executive will not knowingly use, publish, disseminate or otherwise disclose, directly or indirectly, to any person other than the Company and their respective officers, directors and employees, any Business Opportunities, Intellectual Property and any other information heretofore acquired, developed or used by the Company relating to their business or their operations, properties, prospects, employees, customers, consultants, vendors, joint venture partners or co-investors which constitutes proprietary or confidential information of the Company ("Confidential Information"), including, without limitation, any Confidential Information contained in any customer files, contract files, production records, maintenance records, reports and related data, memoranda, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Company (collectively, the "Company’s Business Records"), but excluding any Confidential Information which has become part of common knowledge or understanding in the natural gas compressor industry or otherwise in the public domain (other than from disclosure by the Executive in violation of this Agreement) or,

a.	was known to recipient party, free of any obligation to keep it confidential, prior to its disclosure by disclosing party;

b.	is or becomes publicly available by other than unauthorized disclosure;

c.	is received from a third party whose disclosure, to the best of the recipient party’s knowledge, does not violate any confidentiality obligation; or

d.
is disclosed pursuant to the requirement or request of a governmental agency or court of competent jurisdiction to the extent such disclosure is required by a valid law, regulation or court order, and sufficient notice is given by the recipient party to the disclosing party of any such requirement or request to permit the disclosing party to seek an appropriate protective order or exemption from such requirement or request.

However, this Section 6.3 shall not be applicable to the extent the Executive is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after the Executive requests that such Confidential Information be preserved.

6.4 Non-Compete Covenant. The Executive agrees that during the Term and Non-competition Period (as defined in Section 6.5) the Executive will not knowingly:

6.4.1 engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business activity that relates to (A) the business of manufacturing, fabricating, selling, leasing and the maintenance of natural gas compressors and natural gas flare systems, components and ignition systems, (B) installing and servicing flare stacks and related ignition and control devices or (C) in any other business or activity related to the natural gas compressor industry that is in competition in any manner whatsoever with the business of any of the Company. The covenant and restrictions in this Section 6.4 pertain to any geographic area within a 100 mile radius of a Company owned or leased facility which is Company staffed and actively engaging in business on behalf of the Company (all such areas being collectively referred to herein as, the "Non-compete Area"); provided, however, such covenant and restrictions shall not preclude the Executive from:

(i) making investments in securities of oil and gas companies, oil and gas service companies, and natural gas compressor companies which are registered on a national stock exchange, if the aggregate amount owned by the Executive and all family members and affiliates does not exceed one percent of such company's outstanding securities; or

(ii) maintaining his personal investments (whether in his own name or in the name of any family members), if such personal investments and controlled affiliates do not engage in any business activity that relates to the business of manufacturing, fabricating, selling, leasing and maintaining of natural gas compressors, or the design and manufacture of natural gas flare systems, components and ignition systems, or the installation and servicing of flare stacks and related ignition and control devices; or

6.4.2 actively solicit, directly or indirectly, any employee (or person who within the preceding ninety (90) days was an employee) of the Company or any other person who is under contract with or employed by the Company, to terminate his or her employment by, or contractual relationship with the Company, or to solicit such person to refrain from extending or renewing the same (upon the same or new terms) or to become employed by or to enter into contractual relations with or to enter into a relationship with a competitor of the Company.

6.5 For purposes of this Agreement, the term "Non-competition Period" means the period commencing on the date the Executive ceases to be employed hereunder and ending on the second anniversary of such date. The non-compete provisions of Section 6.4 shall only apply if the Executive ceases to be employed pursuant to Section 5.1.1, Section 5.2.1 (i), (ii), (iii), (iv), or (v), or Section 5.4, thus triggering the Company’s obligations under Section 5.5.1, and the non-compete provisions shall no longer apply if Company breaches its obligations under Section 5.5.1.

6.6 The invalidity or non-enforceability of this Section 6 in any respect shall not affect the validity or enforceability of this Section 6 in any other respect or of any other provision of this Agreement. If any provision of this Section 6 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable.

6.7 The Executive acknowledges that the Company's remedy at law for any breach of the provisions of this Section 6 is and will be insufficient and inadequate and that the Company shall be entitled to equitable relief, including by way of temporary and permanent injunction, in addition to any remedies the Company may have at law.

6.8 The provisions of this Section 6 shall survive termination of this Agreement.

6.9 The parties to this Agreement agree that the limitations contained in this Section 6 with respect to time, geographical area and scope of activity are reasonable. However, if any court shall determine that the time, geographical area or scope of activity of any restriction contained in this Section 6 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall be renegotiated in a mutually agreeable manner.

7. Non-Disparagement. Each party (which, in the case of the Company, shall mean its officers and directors) agrees to not at any time during or after the Term make statements which are intended to defame, disparage, embarrass or cause harm to the other party or, in the case of the Company, any of its affiliated entities or any of their officers and directors. Nothing in this paragraph shall preclude any person from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a person’s rights under this Agreement. The provisions of this Section 7 shall survive termination of this Agreement

8. Reasonableness. The Company and the Executive have attempted to specify a reasonable period of time and reasonable restrictions to which this Agreement shall apply. The Company and Executive agree that if a court or administrative body should subsequently determine that the terms of this Agreement are greater than reasonably necessary to protect the Company’s interest, the Company agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect the Company’s interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary.

9. Equitable Relief. The Executive acknowledges that the services to be rendered by Executive are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by the Executive of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. The Executive further acknowledges that the Executive possesses unique skills, knowledge and ability and that any material breach of the provisions of this Agreement would be extremely detrimental to the Company. By reason thereof, the Executive agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him/her.

10. Continued Litigation Assistance. The Executive will reasonably cooperate with and assist the Company and its representatives and attorneys as reasonably requested, during and after the Term, with respect to any litigation, arbitration or other dispute resolutions by being available at and for reasonable times and durations for interviews, depositions and/or testimony in regard to any matters in which the Executive is or has been involved or with respect to which the Executive has relevant information; except for any dispute resolutions between the Executive and Company arising from this Agreement. If Executive is no longer employed by the Company, the Company will reimburse the Executive for any time spent (at Executive’s last equivalent hourly rate) and for any reasonable business expenses the Executive may incur in connection with this obligation. This Section shall survive the termination of this Agreement.

11. Arbitration. If any dispute shall arise between Executive and Employer relating to this Agreement and such dispute cannot be resolved amicably by the parties, the parties agree that the dispute shall be settled by arbitration to take place in Midland, Texas. The arbitration shall be administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures (“Employment Rules”), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In any arbitration conducted pursuant to this Section, if any provision of the Employment Rules is found to be unenforceable, such provision shall be severed, and the arbitration shall proceed under the remainder of the Employment Rules. This Section survives termination of the Agreement. Company shall reimburse Executive an amount not to exceed $50,000 for any and all legal expenses incurred, including costs of the arbitration and reasonable attorneys’ fees, by Executive to litigate, mediate or arbitrate any disagreement between Executive and the Company that arises out of this Agreement.

12. Indemnification. During and after the Term, the Company shall provide the Executive with no less favorable directors’ and officers’ liability insurance and indemnification rights than apply to any then-current officer or director of Company. This Section shall survive the termination of this Agreement.

13. Miscellaneous. The parties further agree as follows:

13.1 Time. Time is of the essence of each provision of this Agreement.

13.2 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by express mail to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:

Natural Gas Services. Inc. 508 West Wall Street, Suite 550 Midland, TX 79701 Attn: Board of Directors

To the Executive:

Stephen C. Taylor the most recent home address in the records of the Company

13.3 Assignment. Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement. Executive reserves all rights under Section 5.2.1(v) to terminate this Agreement for Good Reason if the Company is proposing assignment of the Agreement in a Change of Control circumstance as defined in Section 5.2.1(v).

13.4 Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. This Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Texas.

13.5 Entire Agreement. This Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Company's Employee Manual constitute the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto. To the extent that either party discovers any errors, inconsistencies or ambiguities in this Agreement, the parties agree to work in good faith to correct any such errors, inconsistencies or ambiguities.

13.6 Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution, any type of change of control or liquidation of the Company, the Company’s obligations hereunder shall survive and continue to be the obligation of the Company or its successor entity or transferee or assign following the Change of Control event.

13.7 Supersession. On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive will be bound by the terms of this Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employee Manual. In the event of a conflict between the Employee Manual and this Agreement, this Agreement will control in all respects.

13.8 Third-Party Beneficiary. The Company’s affiliated entities and partnerships are beneficiaries of all terms and provisions of this Agreement and entitled to all rights hereunder.

13.9 Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and related U.S. Treasury regulations or official pronouncements (“Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with such exemption; provided, however, if and to the extent that any compensation payable pursuant to this Agreement is determined to be subject to Section 409A, the Company and Executive shall confer with each other regarding the issue and mutually agree to a satisfactory resolution in order to comply with Section 409A. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on his date of termination to be a “specified employee” within the meaning of that term under Section 409A, then any payments and benefits under this Agreement that are subject to Section 409A and paid by reason of a termination of employment shall be made or provided on the later of (a) the payment date set forth in this Agreement or (b) the date that is the earliest of (i) the expiration of the six-month period measured from the date of the Executive’s termination of employment or (ii) the date of the Executive’s death (the “Delay Period”). Payments and benefits subject to the Delay Period shall be paid or provided to the Executive without interest for such delay. Termination of employment as used throughout this Agreement shall refer to a separation from service within the meaning of Section 409A. To the extent required to comply with Section 409A, references to a “resignation,” “termination,” “termination of employment” or like terms throughout this Agreement shall be interpreted consistent with the meaning of “separation from service” as defined in Section 409A.

13.10 Clawbacks. Notwithstanding any other provision in this Agreement to the contrary, Executive acknowledges that any “incentive-based compensation” within the meaning of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Act”) may be subject to claw-back by the Company in the manner solely required by the Act, as determined solely by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission. Unless disallowed under the Act and any applicable rules and regulations thereunder (i) any claw-back repayments required by the Executive shall be paid without interest and on mutually agreeable terms and (ii) this Section 13.10 shall expire on the fifth anniversary date of the termination of this Agreement.

13.11 Section 280G Limitation on Parachute Payments. Notwithstanding any contrary provision in this Agreement, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement including, without limitation, any stock option, restricted stock, stock appreciation right or similar right or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (the “ Total Payment ”), would be subject, but for the application of this Section 13.11, to the excise tax imposed by Code Section 4999, or any successor provision thereto (the “ Excise Tax ”), by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Code Section 280G, or any successor provision thereto, then

(a) if the After-Tax Payment Amount would be greater by reducing the amount of the Total Payment otherwise payable to Executive to the minimum extent necessary so that, after such reduction, no portion of the Total Payment would be subject to the Excise Tax, then the Total Payment shall be so reduced; and

(b) if the After-Tax Payment Amount would be greater without the reduction then there shall be no reduction in the Total Payment.

As used in this Section 13.11, “After-Tax Payment Amount” means (i) the amount of the Total Payment, less (ii) the amount if federal income taxes payable with respect to the Total Payment calculated at the maximum marginal income tax rate for each year in which the Total Payment shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the Total Payment), less (iii) the amount of the Excise Tax, if any, imposed on the Total Payment. For purposes of any reduction made under this Paragraph A, the portion of the Total Payment that shall be reduced shall be those that provide Executive the best economic benefits, and to the extent any individual components of the Total Payment are economically equivalent, each shall be reduced pro rata.

This Section 13.11 is intended to follow the “best of net” or “best-net cutback” approach. The determination of whether such a reduction is required will be made at the expense of the Company by the Company's independent accountants or benefits consultant, with consultation and input from the Executive. If a reduction is required, the Company shall determine how the reduction among the Total Payment shall be allocated until the reduction is fully accomplished.
IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

NATURAL GAS SERVICES GROUP, INC. a Colorado corporation.
By:	/s/ William F. Hughes, Jr.
William F. Hughes, Jr. Chairman, Compensation Committee
By:	/s/ Stephen C. Taylor
Stephen C. Taylor, Individually (the "Executive")

Exhibit A

Form of Severance Agreement and Release

(attached)

Form of Severance Agreement and Release

[Insert Date]

[Insert Employee Name]
[Insert Employee Address]

Dear [Insert Employee Name]:

In connection with the termination of your employment with Natural Gas Services Group, Inc. (the “Company”) on [Termination Date], you are eligible to receive the Severance Compensation as described in Section 5 of the Employment Agreement executed between you and the Company on [ Insert Date ] (the “Employment Agreement”) if you sign and return this letter agreement to me by [Return Date -21 days from date of receipt of this letter agreement] and it becomes binding between you and the Company.  By signing and returning this letter agreement and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2.  Therefore, you are advised to consult with an attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so.  If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing.  If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.

If you choose not to sign and return this letter agreement by [Return Date-Same as Above], or if you timely revoke your acceptance in writing, you shall not receive any Severance Compensation from the Company.  You will, however, receive payment for your final wages and any unused vacation time accrued through the Termination Date, as defined below, on the Company’s regular payroll date immediately following the Termination Date.  Also, regardless of signing this letter agreement, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.   If you so elect, you shall pay all premium costs on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other benefits will cease upon your Termination Date in accordance with the plan documents.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it in writing within the seven (7) day period.

1.	Termination Date - Your effective date of termination from the Company is [Insert Date] (the “Termination Date”).

2.
Release - In consideration of the payment of the Severance Compensation, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. , the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. , the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. , the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq. , the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq. , the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq. , the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq. , Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. , and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq. , all as amended; all claims arising out of [ALL APPLICABLE TEXAS STATE LAWS], all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract, including without limitation, all claims arising from the Employment Agreement; all state and federal whistleblower claims to the maximum extent permitted by law; all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement shall (i) prevent you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding) or (ii) deprive you of any rights you may have to be indemnified by the Company as provided in any agreement between the Company and you or pursuant to the Company’s Certificate of Incorporation or by-laws.

3.
Non-Disclosure, Non-Competition and Non-Solicitation - You acknowledge and reaffirm your obligation to keep confidential and not disclose all non-public information concerning the Company and its clients that you acquired during the course of your employment with the Company, as stated more fully in Section 6 of the Employment Agreement, which remains in full force and effect.

4.
Return of Company Property - You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, smartphones, tablets, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

5.
Business Expenses and Final Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

6.
Continued Assistance - You agree that after the Termination Date you will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company transition your job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing any other tasks as reasonably requested by the Company.

7.
Cooperation - To the extent permitted by law, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company.  You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.

8.
Amendment and Waiver - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.  No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

9.
Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

10.
Confidentiality - To the extent permitted by law, you understand and agree that as a condition for payment to you of the Severance Compensation herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

11.	Nature of Agreement - You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

12.	Acknowledgments -You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement.  You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that you have received consideration beyond that to which you were previously entitled.

13.
Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney.  You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof and sign your name of your own free act.

14.
Applicable Law - This letter agreement shall be interpreted and construed by the laws of the State of Texas, without regard to conflict of laws provisions.  If any dispute shall arise between you and the Company relating to this Agreement and such dispute cannot be resolved amicably, you agree that the dispute shall be settled by arbitration administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures (“Employment Rules”), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In any arbitration conducted pursuant to this Section, if any provision of the Employment Rules is found to be unenforceable, such provision shall be severed, and the arbitration shall proceed under the remainder of the Employment Rules.

15.
Entire Agreement - This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your Severance Compensation and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith.  Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 2 herein.

16.
Tax Acknowledgement - In connection with the payments and consideration provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law.  You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Compensation set forth in Section 5 of the Employment Agreement.

If you have any questions about the matters covered in this letter agreement, please call me at [Insert Phone Number].

Very truly yours,

By:
[Name]
[Title]

I hereby agree to the terms and conditions set forth above.  I have been given at least twenty-one (21) days to consider this letter agreement and I have chosen to execute this on the date below.  I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

Stephen C. Taylor	Date

To be returned to me by no later than [21 days from date of receipt of this letter].